NEWS RELEASE

For Immediate Release
Contacts:	Michael T. Vea, Chairman, President and CEO — (812) 464-9604
Gretchen Dunn, Administrative Services Manager — (812) 464-9677

Integra Bank Corporation Announces Management Change

EVANSVILLE, INDIANA — January 31, 2005 — Integra Bank Corporation (Nasdaq:IBNK) announced that Charles A. Caswell, Executive Vice President and Chief Financial Officer resigned to accept a similar position in the Southeast.

“Chuck Caswell has been instrumental in improving Integra’s balance sheet positioning, especially in reducing the Company’s interest rate risk profile,” said Mike Vea, Chairman, President and Chief Executive Officer. “I am appreciative of Chuck’s leadership in building solid financial processes and a quality financial team for Integra. I also respect his family’s desire to relocate back to the Southeast,” Vea added.

“I am proud of what we have accomplished at Integra. I wish Integra continued success in its growth initiatives,” commented Chuck Caswell.

Vea further added, “We are fortunate to have quality leadership in our accounting, financial reporting, treasury, financial analysis, and risk management areas. This financial leadership team will continue to manage the daily operations and help execute our strategy. This gives us the flexibility to evaluate a variety of alternatives as part of our succession plan.”

Integra has released year-end earnings and expects to file its Annual Report on Form 10-K for 2004 by March 16, and expects to fully comply with the new Section 404 requirements regarding internal control over financial reporting in that filing.

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“Forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 may be included in this release. A variety of factors could cause Integra Bank Corporation’s actual results to differ from those expected at the time of this release. Investors are urged to carefully review and consider the various disclosures made by Integra Bank Corporation in its periodic reports filed with the Securities and Exchange Commission.

About Integra

Headquartered in Evansville, Integra Bank Corporation is the parent of Integra Bank N.A. With assets of $2.8 billion at December 31, 2004, Integra currently operates 76 banking centers and 121 ATM’s in Indiana, Kentucky, Illinois, and Ohio. Integra Bank N.A. is committed to providing the highest level of customer service to its retail, small business, and corporate customers through its offices, ATMs and online banking services. For retail customers, Integra Bank N.A. offers telephone and Internet banking through its BANK ANYTIME service. Integra also offers BUSINESS BANKNET online banking for its business customers. Integra Bank Corporation’s common stock is listed on the Nasdaq National Market under the symbol IBNK. Additional information may be found at the company’s web site, http://www.integrabank.com.